Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports 2009 Third Quarter Financial Results

CHICAGO (October 27, 2009) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for the third quarter ended September 30, 2009.

Consolidated net revenue of $103.5 million declined 34.6 percent from $158.3 million in the 2008 third quarter, or approximately 32 percent on a constant currency basis. Net revenue declined 37.7 percent in the Americas, 36.9 percent in Europe (approximately 31 percent on a constant currency basis), and 20.7 percent in the Asia Pacific region (approximately 19 percent on a constant currency basis). Executive Search represented 92.8 percent of net revenue and Leadership Consulting Services represented 7.2 percent in the 2009 third quarter.

Operating income was $6.7 million and operating margin (measured as a percentage of net revenue) was 6.5 percent, compared to 2008 third quarter operating income of $20.9 million and operating margin of 13.2 percent.

The number of executive search confirmations in the quarter decreased 17 percent compared to the 2008 third quarter, but increased 17 percent compared to the 2009 second quarter. The number of consultants at September 30, 2009 was 365, compared to 416 at September 30, 2008, and 380 at June 30, 2009. Productivity, as measured by annualized net revenue per consultant, was $1.1 million compared to $1.5 million in the 2008 third quarter. The average revenue per executive search was $97,300 compared to $127,200 in last year’s third quarter.

Commenting on the third quarter results, Chief Executive Officer L. Kevin Kelly said, “Although year-over-year comparisons still reflect the impact of a worldwide economic downturn, there are increasing signs that we’ve seen the bottom of this historic recession. Net revenue increased for the second quarter in a row, confirmations increased 17 percent compared to the second quarter, and backlog increased for the first time in the past six quarters. All three regions realized sequential revenue growth compared to the second quarter, and all achieved higher operating income and operating margins compared to second quarter. We can now look forward to capitalizing on the strategic actions and cost savings initiatives we’ve made over the last year.”

Consolidated salaries and employee benefits declined 37.2 percent to $68.2 million, from $108.6 million in the comparable quarter of 2008. This decrease mostly reflects a reduction in bonus expense associated with the decline in revenue, and a decline in base salaries and payroll expense resulting from the company’s workforce reductions in January and May 2009. Salaries and employee benefits were 65.9 percent of net revenue for the quarter, compared to 68.6 percent in the 2008 third quarter.

Consolidated general and administrative expenses were $28.6 million, compared to $28.8 million in the 2008 third quarter. As a percentage of net revenue, consolidated general and administrative expenses were 27.6 percent, compared to 18.2 percent in the 2008 third quarter. In addition to the year-over-year decline in net revenue, this increase reflects higher fees paid for professional services, primarily related to an operations process improvement project, offset by continued cost savings initiatives.

Net income was $4.4 million and diluted earnings per share were $0.25, based upon an effective tax rate in the quarter of 39.2 percent. These results compare to net income in the 2008 third quarter of $14.0 million and diluted earnings per share of $0.80, which reflected an effective tax rate in the quarter of 38.0 percent.

Net cash generated by operating activities was $12.1 million in the 2009 third quarter, compared to net cash generated of $61.1 million in the 2008 third quarter. Cash and cash equivalents at September 30, 2009 were $75.3 million, compared to $183.0 million at September 30, 2008 and $64.6 million at June 30, 2009.

Regional Review

$ in millions	3Q 09	3Q 08	Change	3Q 09	2Q 09	Change
Americas
Net revenue	$50.9	$81.8	$(30.9)	$50.9	$48.3	$2.6
Operating income	$8.6	$14.0	$(5.4)	$8.6	$5.1	$3.5
Consultants	172	211	(39)	172	178	(6)

Europe
Net revenue	$31.5	$49.9	$(18.4)	$31.5	$27.5	$4.0
Operating income	$2.1	$7.9	$(5.8)	$2.1	$1.4	$0.7
Consultants	115	129	(14)	115	122	(7)

Asia Pacific
Net revenue	$21.1	$26.6	$(5.5)	$21.1	$17.3	$3.8
Operating income	$4.3	$5.4	$(1.1)	$4.3	$2.2	$2.1
Consultants	78	76	2	78	80	(2)

Corporate	$(8.3)	$(6.5)	$(1.8)	$(8.3)	$(8.2)	$(0.1)
Restructuring & impairment charges	$—	$—	$—	$—	$(12.1)	$12.1

Operating income (loss)	$6.7	$20.9	$(14.1)	$6.7	$(11.6)	$18.3

In the 2009 third quarter, all regions reported year-over-year declines in net revenue and operating income. All of the industry practice groups in each region experienced declines. Compared to the 2009 second quarter, the Americas region achieved an increase in net revenue driven by double digit increases in the Consumer, Financial Services, and Life Sciences practices. The sequential increase in Europe’s net revenue was driven by improvements in the Consumer, Financial Services, and Industrial practices, as well as Leadership Consulting Services. Asia Pacific saw good sequential improvement in net revenue from the Financial Services, Industrial and Technology practices, and from Leadership Consulting Services. All three regions achieved higher operating income and operating margins compared to the 2009 second quarter.

Nine Months Results

For the nine months ended September 30, 2009, consolidated net revenue of $285.8 million declined 40.6 percent from $481.0 million in the first nine months of 2008, or approximately 36 percent on a constant currency basis. The number of executive searches confirmed in the first nine months of 2009 declined 31 percent compared to the first nine months of 2008. The reported operating loss of $37.2 million compares to operating income of $50.4 million for the first nine months of 2008. The reported net loss for the first nine months of 2009 was $30.3 million and the net loss per share was $1.80, reflecting an effective tax benefit rate of 24.8 percent. Net income for the first nine months of 2008 was $33.8 million and diluted earnings per share were $1.89, which reflected an effective tax rate of 38.5 percent. Excluding restructuring and impairment charges of $25.4 million, which management believes more appropriately reflects core operations, the operating loss for the first nine months of 2009 was $11.8 million.

2009 Outlook

The company expects that fourth quarter net revenue will be between $103 million and $108 million, resulting in 2009 net revenue of between $389 million and $394 million. With the changes the company has made to improve its operating cost structure, and excluding restructuring and impairment charges, the company believes that breakeven operating income in 2009 is still achievable at the high end of its revenue guidance. Net income (loss) and earnings per share in 2009 are expected to reflect a full-year effective tax benefit rate between 23 percent and 26 percent but may be impacted by country-level results and by discrete items that require immediate recognition in a particular quarter.

Kelly added, “As difficult as 2009 has been, I am excited by the progress we have made in executing our strategy to become the world’s premier Leadership Advisory Firm, fully integrating our executive search and leadership consulting services. Many of our clients are already benefiting from Heidrick & Struggles’ leadership advisory capabilities. This progress, combined with the significant restructuring of our cost structure, make me very enthusiastic about the firm’s growth potential as the economy recovers. We have already seen the results of our initiatives in the third quarter and expect to see positive trends continue in the fourth quarter of 2009 and into 2010.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review 2009 third quarter results today, October 27, at 9:00 am central time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For more than 55 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Corporation has provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are: operating income (loss), net income (loss), and net income (loss) per share (i.e., EPS) to the extent presented as “excluding restructuring and impairment charges.” These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax loss carryforwards; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; delays in the development and/or implementation of new technology and systems; and the ability to meet and achieve the expected savings resulting from cost-reduction initiatives and restructuring activities. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2009	2008	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$103,523	$158,318	$(54,795)	-34.6%
Reimbursements	4,747	7,009	(2,262)	-32.3%

Total revenue	108,270	165,327	(57,057)	-34.5%

Operating expenses:
Salaries and employee benefits	68,184	108,611	(40,427)	-37.2%
General and administrative expenses	28,623	28,849	(226)	-0.8%
Reimbursed expenses	4,747	7,009	(2,262)	-32.3%

Total operating expenses	101,554	144,469	(42,915)	-29.7%

Operating income	6,716	20,858	(14,142)	-67.8%

Non-operating income:
Interest income, net	64	1,181
Other, net	470	499

Net non-operating income	534	1,680

Income before income taxes	7,250	22,538

Provision for income taxes	2,842	8,559

Net income	$4,408	$13,979

Basic weighted average common shares outstanding	17,030	16,455
Diluted weighted average common shares outstanding	17,635	17,395
Basic earnings per common share	$0.26	$0.85
Diluted earnings per common share	$0.25	$0.80
Salaries and employee benefits as a percentage of net revenue	65.9%	68.6%
General and administrative expense as a percentage of net revenue	27.6%	18.2%
Operating income as a percentage of net revenue	6.5%	13.2%
Effective tax rate	39.2%	38.0%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended September 30,
	2009	2008	$ Change	% Change	2009 Margin *	2008 Margin *
Revenue:
Americas	$50,949	$81,844	$(30,895)	-37.7%
Europe	31,513	49,906	(18,393)	-36.9%
Asia Pacific	21,061	26,568	(5,507)	-20.7%

Revenue before reimbursements (net revenue)	103,523	158,318	(54,795)	-34.6%
Reimbursements	4,747	7,009	(2,262)	-32.3%

Total revenue	$108,270	$165,327	$(57,057)	-34.5%

Operating income:
Americas	$8,578	$13,989	$(5,411)	-38.7%	16.8%	17.1%
Europe	2,093	7,931	(5,838)	-73.6%	6.6%	15.9%
Asia Pacific	4,303	5,443	(1,140)	-20.9%	20.4%	20.5%

Total regions	14,974	27,363	(12,389)	-45.3%	14.5%	17.3%
Corporate	(8,258)	(6,505)	(1,753)	-26.9%

Operating income	$6,716	$20,858	$(14,142)	-67.8%	6.5%	13.2%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$285,779	$480,975	$(195,196)	-40.6%
Reimbursements	13,812	22,108	(8,296)	-37.5%

Total revenue	299,591	503,083	(203,492)	-40.4%

Operating expenses:
Salaries and employee benefits	212,110	336,535	(124,425)	-37.0%
General and administrative expenses	85,447	94,039	(8,592)	-9.1%
Reimbursed expenses	13,812	22,108	(8,296)	-37.5%
Restructuring and impairment charges	25,439	—	25,439

Total operating expenses	336,808	452,682	(115,874)	-25.6%

Operating income (loss)	(37,217)	50,401	(87,618)	-173.8%

Non-operating income (expense):
Interest income, net	912	4,127
Other, net	(3,974)	394

Net non-operating income (expense)	(3,062)	4,521

Income (loss) before income taxes	(40,279)	54,922

Provision for (benefit from) income taxes	(9,993)	21,131

Net income (loss)	$(30,286)	$33,791

Basic weighted average common shares outstanding	16,845	16,877
Diluted weighted average common shares outstanding	16,845	17,841
Basic earnings (loss) per common share	$(1.80)	$2.00
Diluted earnings (loss) per common share	$(1.80)	$1.89
Salaries and employee benefits as a percentage of net revenue	74.2%	70.0%
General and administrative expense as a percentage of net revenue	29.9%	19.6%
Operating income (loss) as a percentage of net revenue	n/a	10.5%
Effective tax rate	24.8%	38.5%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Nine Months Ended September 30,
	2009	2008	$ Change	% Change	2009 Margin *	2008 Margin *
Revenue:
Americas	$145,669	$246,183	$(100,514)	-40.8%
Europe	87,075	156,116	(69,041)	-44.2%
Asia Pacific	53,035	78,676	(25,641)	-32.6%

Revenue before reimbursements (net revenue)	285,779	480,975	(195,196)	-40.6%
Reimbursements	13,812	22,108	(8,296)	-37.5%

Total revenue	$299,591	$503,083	$(203,492)	-40.4%

Operating income (loss):
Americas	$6,211	$38,271	$(32,060)	-83.8%	4.3%	15.5%
Europe	885	20,872	(19,987)	-95.8%	1.0%	13.4%
Asia Pacific	5,453	14,784	(9,331)	-63.1%	10.3%	18.8%

Total regions	12,549	73,927	(61,378)	-83.0%	4.4%	15.4%
Corporate	(24,327)	(23,526)	(801)	-3.4%

Operating income (loss) before restructuring and impairment charges	(11,778)	50,401	(62,179)	-123.4%		10.5%
Restructuring and impairment charges	(25,439)	—	(25,439)

Operating income (loss)	$(37,217)	$50,401	$(87,618)	-173.8%		10.5%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$75,294	$234,531
Restricted cash	6,043	—
Accounts receivable, net	76,736	68,233
Other receivables	7,409	8,586
Prepaid expenses	21,838	19,520
Other current assets	1,981	1,788
Income taxes recoverable, net	16,360	7,719
Deferred income taxes, net	13,474	13,893

Total current assets	219,135	354,270

Non-current assets:
Property and equipment, net	25,917	28,172
Restricted cash	4,171	9,655
Assets designated for retirement and pension plans	26,150	24,973
Operating income (loss) Investments	10,275	12,594
Other non-current assets	5,621	7,203
Goodwill	109,182	101,234
Other intangible assets, net	9,251	13,543
Deferred income taxes, net	36,073	35,313

Total non-current assets	226,640	232,687

Total assets	$445,775	$586,957

Current liabilities:
Accounts payable	$6,410	$11,977
Accrued salaries and employee benefits	62,355	163,695
Other current liabilities	35,986	49,443
Current portion of accrued restructuring charges	3,491	2,280

Total current liabilities	108,242	227,395

Non-current liabilities:
Retirement and pension plans	30,113	27,503
Other non-current liabilities	26,352	25,755

Total non-current liabilities	56,465	53,258

Stockholders’ equity	281,068	306,304

Total liabilities and stockholders’ equity	$445,775	$586,957

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended September 30,
	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net income	$4,408	$13,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,777	2,708
Write-off of software development project	1,329	—
Deferred income taxes	(2,495)	491
Net realized and unrealized (gains) losses on investments	939	(525)
Stock-based compensation expense, net	4,357	6,198
Cash paid for restructuring charges	(6,462)	(716)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	(11,929)	4,649
Accounts payable	690	(674)
Accrued expenses	10,263	33,826
Income taxes payable, net	5,111	3,039
Prepayments	396	(122)
Other assets and liabilities, net	2,756	(1,712)

Net cash provided by operating activities	12,140	61,141

Cash flows from investing activities:
Restricted cash	(642)	—
Acquisition of businesses, net of cash acquired	—	(3,610)
Capital expenditures	(590)	(2,760)
Proceeds from sales of equity securities	—	353
Payments to consultants related to sales of equity securities	(3)	(60)
Other, net	5	—

Net cash used in investing activities	(1,230)	(6,077)

Cash flows from financing activities:
Proceeds from stock options exercised	—	251
Purchases of treasury stock	—	(5,051)
Cash dividends paid	(2,231)	(2,142)
Payment of employee tax withholdings on equity transactions	(52)	(233)

Net cash used in financing activities	(2,283)	(7,175)

Effect of exchange rate fluctuations on cash and cash equivalents	2,039	(10,940)

Net increase in cash and cash equivalents	10,666	36,949
Cash and cash equivalents at beginning of period	64,628	146,074

Cash and cash equivalents at end of period	$75,294	$183,023

Supplemental schedule of noncash financing activities:
Beginning of period-Accrued treasury stock purchases	$—	$706
Treasury stock purchases	—	5,378
Cash paid for treasury stock purchases	—	(5,051)

Accrued treasury stock purchases	$—	$1,033

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(30,286)	$33,791
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	8,360	8,068
Write-off of investment	2,977	—
Write-off of software development project	1,329	—
Deferred income taxes	(6,214)	5,466
Net realized and unrealized (gains) losses on investments	1,831	(910)
Stock-based compensation expense, net	15,027	18,767
Impairment charge	3,849	—
Restructuring charges	21,590	—
Cash paid for restructuring charges	(23,439)	(2,121)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	(4,350)	(29,134)
Accounts payable	(152)	(313)
Accrued expenses	(101,975)	(34,508)
Income taxes recoverable, net	(8,568)	(4,054)
Prepayments	(1,556)	(6,094)
Other assets and liabilities, net	1,538	(3,224)

Net cash used in operating activities	(120,039)	(14,266)

Cash flows from investing activities:
Restricted cash	(483)	138
Acquisition of businesses, net of cash acquired	(15,453)	(14,655)
Capital expenditures	(10,053)	(7,928)
Purchases of equity method investments	(1,300)	—
Proceeds from sales of equity securities	6	779
Payments to consultants related to sales of equity securities	(3)	(229)
Proceeds from sales of short-term investments	—	22,275
Proceeds from sale of a business	—	1,559
Other, net	15	8

Net cash provided by (used in) investing activities	(27,271)	1,947

Cash flows from financing activities:
Proceeds from stock options exercised	1,238	831
Purchases of treasury stock	—	(47,038)
Cash dividends paid	(7,063)	(6,623)
Payment of employee tax withholdings on equity transactions	(3,117)	(8,356)

Net cash used in financing activities	(8,942)	(61,186)

Effect of exchange rate fluctuations on cash and cash equivalents	(2,985)	(4,052)

Net decrease in cash and cash equivalents	(159,237)	(77,557)
Cash and cash equivalents at beginning of period	234,531	260,580

Cash and cash equivalents at end of period	$75,294	$183,023

Supplemental schedule of noncash financing activities:
Beginning of period-Accrued treasury stock purchases	$—	$1,605
Treasury stock purchases	—	46,466
Cash paid for treasury stock purchases	—	(47,038)

Accrued treasury stock purchases	$—	$1,033